Exhibit 99.1

LITEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Financial Statements

Independent Auditors’ Report

The Board of Directors

LitePoint Corporation:

We have audited the accompanying consolidated balance sheet of LitePoint Corporation and subsidiaries (the Company) as of December 31, 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LitePoint Corporation and subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

As disclosed in note (10) of the Consolidated Financial Statements, LitePoint Corporation agreed to be acquired by Teradyne, Inc. on September 14, 2011.

/s/ KPMG LLP

Mountain View, California

October 5, 2011

Independent Accountants’ Report

The Board of Directors

LitePoint Corporation:

We have reviewed the accompanying consolidated balance sheet of LitePoint Corporation and subsidiaries (the Company) as of June 30, 2011, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the six months ended June 30, 2011, and consolidated statements of income and cash flows for the six months ended June 30, 2010. This interim financial information is the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial information for them to be in conformity with U.S. generally accepted accounting principles.

As disclosed in note (10) of the Consolidated Financial Statements, LitePoint Corporation agreed to be acquired by Teradyne, Inc. on September 14, 2011.

/s/ KPMG LLP

Mountain View, California

October 5, 2011

LITEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,	June 30, 2011
	2010	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,434,302	11,383,846
Accounts receivable, net of allowance for doubtful accounts of $71,240 and $29,694, respectively	17,954,509	30,264,035
Short-term investments	6,366,504	28,369,969
Inventories	4,694,901	7,544,273
Deferred tax assets	2,058,996	2,058,996
Prepaid expenses and other current assets	3,163,966	3,535,853

Total current assets	60,673,178	83,156,972
Property and equipment, net	2,888,039	3,637,395
Long term investments	—	999,945
Other assets	221,666	305,066

Total assets	$63,782,883	88,099,378

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,284,440	5,092,970
Accrued liabilities	4,803,788	8,802,861
Deferred revenue	3,470,870	5,252,033

Total current liabilities	12,559,098	19,147,864
Long-term liabilities:
Income taxes payable	770,086	1,193,081
Deferred tax liability	352,307	352,307
Deferred revenue	6,681,426	8,468,627
Other noncurrent liabilities	43,237	21,618

Total liabilities	20,406,154	29,183,497

Commitments and contingencies
Stockholders’ equity:
Series A convertible preferred stock, $0.001 par value. Authorized, 12,000,000 shares; issued and outstanding, 10,775,252 shares (aggregate liquidation preference of $50,000,000)	10,775	10,775
Common stock, $0.01 par value. Authorized, 38,000,000 shares; issued and outstanding, 15,238,667 and 15,261,146 shares, respectively	152,387	152,612
Additional paid-in capital	5,800,373	6,520,275
Retained earnings	37,414,710	52,236,561
Accumulated other comprehensive loss	(1,516)	(4,342)

Total stockholders’ equity	43,376,729	58,915,881

Total liabilities and stockholders’ equity	$63,782,883	88,099,378

See accompanying notes to consolidated financial statements.

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LITEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

	Year ended
	December 31,	Six months ended June 30
	2010	2010	2011
		(Unaudited)
Net revenue	$85,992,415	45,215,291	56,548,047
Cost of revenue (1)	22,153,187	11,259,585	12,371,269

Gross profit	63,839,228	33,955,706	44,176,778

Operating expenses:
Research and development (1)	15,711,680	6,750,251	10,203,818
Selling, general and administrative (1)	17,833,915	7,727,070	11,816,651

Total operating expenses	33,545,595	14,477,321	22,020,469

Operating income	30,293,633	19,478,385	22,156,309
Other income (expense), net	25,382	(36,098)	65,936

Income before income taxes	30,319,015	19,442,287	22,222,245
Income tax expense	10,488,537	6,823,749	7,400,394

Net income	$19,830,478	12,618,538	14,821,851

(1) Amounts include share-based compensation costs as follows:
Cost of revenue	$12,357	28,124	42,231
Research and development	503,161	100,703	258,494
Selling, general and administrative	128,571	221,810	315,518

See accompanying notes to consolidated financial statements.

4

LITEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Year ended December 31, 2010 and six months ended June 30, 2011

						Accumulated
					Additional	other		Total
	Preferred stock		Common stock		paid-in	comprehensive	Retained	stockholders’	Comprehensive
	Shares	Amount	Shares	Amount	capital	loss	earnings	equity	income
Balances at January 1, 2010	10,775,252	$10,775	15,201,996	$152,020	5,075,168	—	17,584,232	22,822,195
Net income	—	—	—	—	—	—	19,830,478	19,830,478	$19,830,478
Unrealized loss on available-for-sale securities	—	—	—	—	—	(1,516)	—	(1,516)	(1,516)

Comprehensive income									$19,828,962

Net issuance of common stock under stock option plan	—	—	11,671	117	15,366	—	—	15,483
Issuance of stock to nonemployee for consulting services	—	—	25,000	250	65,751	—	—	66,001
Stock-based compensation	—	—	—	—	644,088	—	—	644,088

Balances at December 31, 2010	10,775,252	10,775	15,238,667	152,387	5,800,373	(1,516)	37,414,710	43,376,729
Net income (unaudited)	—	—	—	—	—	—	14,821,851	14,821,851	$14,821,851
Unrealized loss on available-for-sale securities (unaudited)	—	—	—	—	—	(2,826)	—	(2,826)	(2,826)

Comprehensive income (unaudited)									$14,819,025

Net issuance of common stock under stock option plan (unaudited)	—	—	1,750	18	4,367	—	—	4,385
Issuance of stock to nonemployee for consulting services (unaudited)	—	—	20,729	207	99,292	—	—	99,499
Stock-based compensation (unaudited)	—	—	—	—	616,243	—	—	616,243

Balances at June 30, 2011 (unaudited)	10,775,252	$10,775	15,261,146	$152,612	6,520,275	(4,342)	52,236,561	58,915,881

See accompanying notes to consolidated financial statements.

5

LITEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year ended
	December 31,	Six months ended June 30
	2010	2010	2011
		(Unaudited)
Cash flows from operating activities:
Net income	$19,830,478	12,618,538	14,821,851
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	836,160	373,286	574,521
Stock-based compensation	644,088	350,637	616,243
Reversal of allowance for doubtful accounts	(492)	(41,083)	(41,546)
Provision for excess and obsolete inventory reserve	650,170	526,435	190,543
Deferred taxes	(290,833)	27,861	—
Changes in operating assets and liabilities:
Accounts receivable	(11,843,970)	(3,085,671)	(12,300,637)
Inventories	(3,748,094)	(3,482,493)	(2,943,423)
Prepaid expenses and other current assets	(2,496,018)	(5,598,239)	(455,287)
Accounts payable and accrued liabilities	3,790,301	2,377,486	4,821,648
Income taxes payable	(589,526)	6,243,514	422,995
Deferred revenue	7,576,032	3,541,795	3,568,364

Net cash provided by operating activities	14,358,296	13,852,066	9,275,272

Cash flows from investing activities:
Purchases of property and equipment	(2,046,606)	(749,788)	(1,323,877)
Purchases of investments	(6,388,020)	—	(30,442,692)
Proceeds from sale of investments	20,000	—	7,436,456

Net cash used in investing activities	(8,414,626)	(749,788)	(24,330,113)

Cash flows from financing activities – proceeds from exercise of stock options	15,483	3,484	4,385

Net increase (decrease) in cash and cash equivalents	5,959,153	13,105,762	(15,050,456)
Cash and cash equivalents at beginning of period	20,475,149	20,475,149	26,434,302

Cash and cash equivalents at end of period	$26,434,302	33,580,911	11,383,846

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$13,867,538	6,103,000	6,960,000
Income taxes refund	3,000	—	633
Cash paid for interest	2,658	1,873	98
Noncash investing and financing activities:
Issuance of stock to nonemployee for consulting services rendered	$66,001	66,001	99,499

See accompanying notes to consolidated financial statements.

6

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Nature of Operations

LitePoint Corporation (the Company) was incorporated in Delaware in April 2000. The Company designs, develops, markets, and supports advanced wireless test solutions for developers and marketers of branded wireless products worldwide.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Use of Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires the use of estimates and assumptions in reporting certain assets, liabilities, revenues, and expenses. These estimates and assumptions affect the reported amounts and the disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value. Cash equivalents as of December 31, 2010, and June 30, 2011 (unaudited) included $12,050,802 and $5,549,089, respectively, of money market funds.

(d)	Investments

Short-term investments consist of highly liquid investments in marketable securities with original maturities in excess of 90 days. Investments in marketable securities with original maturities in excess of one year are classified as long term.

The Company accounts for its marketable securities as available-for-sale at the time of purchase. The marketable securities include commercial paper, corporate bonds and government securities. The Company’s marketable securities are reported at fair value with the related unrealized gains and losses included in accumulated other comprehensive income (loss), a component of stockholders’ equity. Realized gains or losses on the sale of marketable securities are determined using the specific-identification method. Unrealized losses are evaluated to determine if they are other than temporary. If the fair value of a debt security is less than its amortized cost basis, the Company assesses whether the impairment is other than temporary. An impairment is considered other than temporary if (i) the Company has the intent to sell the security, (ii) it is more likely than not that the Company will be required to sell the security before recovery of its entire amortized cost basis, or (iii) the Company does not expect to recover the entire amortized cost of the security. If an

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LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

impairment is considered other than temporary based on conditions (i) and (ii), the entire difference between the amortized cost and the fair value of the security is recognized in earnings. If an impairment is considered other than temporary based on condition (iii), the amount representing credit losses, defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis of the debt security, will be recognized in earnings and the amount relating to all other factors will be recognized in other comprehensive income. The Company evaluates both qualitative and quantitative factors such as duration and severity of the unrealized loss, credit ratings, prepayment speeds, defaults and loss rates of the underlying collateral, structure and credit enhancements to determine if a credit loss may exist. The Company had no gross realized gain or losses during the year ended December 31, 2010, and the six months ended June 30, 2010 (unaudited), and June 30, 2011 (unaudited).

(e)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not accrue interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines that allowance based upon a review of each receivable and all known factors that affect collectability. These factors include but are not limited to past payment performance, the financial condition of its customers, general economic or industry conditions, disputes regarding the invoiced amount or disputes regarding the product or service rendered. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers. Certain of the Company’s customers receive prompt payment discounts. The Company estimates these discounts and records a reduction to revenue and a credit to accounts receivable.

(f)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash, cash equivalents, investments and accounts receivable. Cash and cash equivalents are held with a limited number of financial institutions. Deposits held with these financial institutions may exceed the amount of insurance provided on such deposits. Management believes that the financial institutions that hold the Company’s deposits are credit worthy and, accordingly, minimal credit risk exists with respect to those deposits. Investments in marketable securities include a diversified portfolio of commercial paper and government agency bonds. All investments are classified as available-for-sale. The Company does not hold or issue financial instruments for trading purposes. If the parties to the financial instruments described above failed completely to perform according to the terms of the contracts, and other than the insurance describe above, the Company would incur a complete loss on those financial instruments.

The trade accounts receivable balance consists of a customer base that is dispersed worldwide, with a significant portion due from manufacturers of mobile devices and, to a lesser extent, distributors and resellers. Credit risk with respect to accounts receivable is concentrated due to the number of large orders recorded in any particular reporting period.

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LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Customers that represent more than 10% of the net accounts receivable balance were as follows:

	December 31, 2010	June 30, 2011 (unaudited)
Customer A – Multinational OEM	62%	36%
Customer B – Asian contract manufacturer	6	35
Customer C – Asian distributor	15	18

As of December 31, 2010, and June 30, 2011 (unaudited), approximately 33% and 60%, respectively, of total trade accounts receivable were due from foreign customers.

Customers that represent more than 10% of the net revenue were as follows:

	Year ended December 31, 2010	Six months ended June 30, 2010	Six months ended June 30, 2011
	(Unaudited)
Customer A	43%	39%	14%
Customer B	5	5	33
Customer C	24	30	29

Management performs ongoing credit evaluations of its customers and may require collateral, such as letters of credit and bank guarantees. The Company maintains allowances for potential credit losses, but historically has not experienced significant losses related to any particular industry or geographic area.

(g)	Inventories

The Company has an agreement with a contract manufacturer to produce its products and provide materials, labor, and overhead. To receive the best price on materials, the Company may occasionally purchase materials to be sold to the contract manufacturer. Inventories consist of finished goods to be sold to customers and components and subassemblies used for assembly of the Company’s products. Inventories are stated at the lower of cost or market. A first-in, first-out (FIFO) method is used to value components and subassemblies, and finished goods are valued using a weighted average cost method. The Company periodically reviews the carrying value of its inventories and noncancelable purchase commitments by reviewing sales forecasts, material usage requirements, and by reviewing the impact of changes in technology on its products (including engineering design changes). These forecasts of changes in technology, future sales, and pricing are estimates. Inventory is written down to an estimated realizable value as required and charged to cost of revenues. Inventory impairment charges are considered to establish a new cost basis for inventory and are not subsequently reversed to income even if circumstances later suggest that the original carrying amounts may be recoverable, except when the associated inventory is disposed of or sold.

9	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(h)	Concentration of Suppliers

The Company subcontracts more than 10% of all of the manufacture, assembly and part of the testing of its products to a third-party contract manufacturer located in California in the United States. As a result of this geographic concentration, a natural disaster or other unforeseen events could result in a disruption in the manufacturing process. The Company cannot be certain that it will be able to effectively manage or retain its contract manufacturers, or that these contract manufacturers will continue to operate as a going concern or to meet its future requirements for timely delivery of products of sufficient quality and quantity. The Company and its contract manufacturers currently buy some key components of its products from a limited number of suppliers, which are manufactured by a limited number of companies. Although, the Company believes that other contract manufacturers and suppliers could provide similar services and components on comparable terms, a change in one of its key contract manufacturers or suppliers could cause a delay in manufacturing, additional cost inefficiencies and a possible loss of sales.

(i)	Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets of two to seven years. Leasehold improvements are amortized over the shorter of the useful lives of the underlying assets or the remaining lease term.

The depreciation and amortization periods for property and equipment categories are as follows:

Computer equipment and software	2 to 3 years
Furniture, fixtures, and equipment	4 to 7 years
Laboratory equipment	5 years
Leasehold improvements	2 to 7 years

(j)	Evaluation of Long-Lived Assets

The Company evaluates long-lived assets, such as equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset or asset group. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset or asset group. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. There was no impairment in the year ended December 31, 2010 and for the six months ended June 30, 2011 (unaudited).

(k)	Revenue Recognition

The Company enters into agreements to sell products (hardware and/or software), services, and other arrangements (multiple element arrangements) that include combinations of products and services.

The Company recognizes revenue, net of trade discounts and allowances, provided that (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the price is fixed or determinable, and (4) collectability is reasonably assured. Delivery is considered to have occurred

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LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

when title and risk of loss of products have transferred to the customer, or when the service has been provided. The Company considers the price to be fixed or determinable when the price is not subject to refund or adjustments. At the time of the transaction, the Company evaluates the creditworthiness of its customers. If any of the above criteria are not met, revenue is deferred until such criteria are met.

Product revenue is generated predominantly from the sales of various types of test equipment. Product revenue, including sales to distributors and resellers, is reduced for estimated returns, when appropriate. The Company’s test equipment is sold with embedded software. It was determined that test equipment together with the embedded software function together to deliver the equipment’s essential functionality and, as result, the software and nonsoftware components are considered to be a single deliverable. Product revenue accounted for approximately 97%, 97% and 95% of net revenue for the year ended December 31, 2010 and for the six months ended June 30, 2010 (unaudited), and June 30, 2011 (unaudited), respectively. Revenues from stand-alone software license sales were insignificant.

Revenue from services includes calibration and extended warranty included in the initial sale of test equipment for terms ranging from an additional one to two years. When the Company enters into arrangements that include test equipment, product maintenance contracts (calibrations) and extended warranties, revenue is allocated to the product maintenance contracts and extended warranties based on management’s best estimate of the separately stated selling price for the calibrations and extended warranties. Management’s best estimate of the separately stated selling price is based on pricing offers made to customers for the separate elements within the arrangement during the sales and order process and gives effect to a customer volume-based discount from list price. Revenue from calibrations and extended warranty included in the initial sales of test equipment is recognized ratably over the related service term beginning in the year following the expiration of the Company’s standard warranty. The Company also sells calibrations and, to a lesser extent, extended warranties on a standalone basis. Revenue from standalone sales of calibrations is recognized when the service is performed. Service revenue accounted for approximately 3%, 3% and 5% of net revenue for the year ended December 31, 2010 and for the six months ended June 30, 2010 (unaudited), and June 30, 2011 (unaudited), respectively. Amounts billed or collected in advance of the period in which the related product and service qualifies for revenue recognition are recorded as deferred revenue.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of income.

From time to time the Company will enter into rebate agreements with some of its customers. The rebate amounts are recorded as a reduction of revenue in the period incurred.

(l)	Standard Product Warranty

The Company’s products generally include a standard warranty for one year from the date of sale. The warranty accrual is estimated based on historical warranty claim experience. Future costs for warranties applicable to revenue recognized in the current period are charged to cost of revenue. The warranty accrual is reviewed regularly to verify that it properly reflects the remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience differs from estimates. Changes in the warranty accrual balance (included in accrued liabilities) were as follows:

	December 31, 2010	June 30, 2011 (unaudited)
Beginning accrued warranty	$201,116	164,444
Provisions for product warranties	223,959	189,919
Cost of warranty claims	(260,631)	(122,965)

Ending accrued warranty	$164,444	231,398

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LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Management believes that changes to estimates for warranty accruals established in the preceding period have been immaterial.

(m)	Research and Development

Research and development costs consist primarily of compensation and related costs for personnel as well as costs related to software tools, tooling expenses, materials, supplies and equipment depreciation. All research and development costs are expensed as incurred.

(n)	Accounting for Stock-Based Compensation

Compensation cost is calculated on the date of grant using the fair value of stock options as determined by the Company using the Black-Scholes option pricing model. The Company amortizes the compensation cost using the straight-line method over the vesting period, which is generally four years. The Black-Scholes option pricing model requires the Company to estimate key assumptions, such as expected term, volatility, and risk-free interest rates, to determine the fair value of a stock option. The estimate of these key assumptions is based on historical information and judgment regarding relevant market factors.

(o)	Foreign Currency Translation

The Company considers the functional currency of its foreign operations to be the U.S. dollar. Foreign currency assets and liabilities are re-measured into U.S. dollars at current exchange rates, except for nonmonetary assets and capital accounts, which are re-measured at historical exchange rates. Revenue and expenses are generally re-measured at the average monthly exchange rates. Gains and losses from foreign currency re-measurement are included in consolidated net income, and gains or losses on foreign currency transactions are recognized in other income and expense in the accompanying consolidated statements of operations. Foreign currency transaction gain and losses were a loss of $11,558 and $38,833 and a gain of $32,823 in the year ended December 31, 2010 and the six months ended June 30, 2010, (unaudited) and June 30, 2011 (unaudited), respectively.

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LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(p)	Income Taxes

The asset and liability method of accounting is used for income taxes. Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred income tax assets are recognized for deductible temporary differences, along with net operating loss carry forwards and credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. To the extent a deferred income tax asset cannot be recognized under the preceding criteria, allowances are established. A valuation allowance is recorded to reduce the carrying amount of deferred income tax assets if it is more likely than not that such assets will not be realized.

The Company uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to determine whether it is more-likely than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement with a taxing authority. The calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of highly complex tax laws. Resolution of these uncertainties in a manner inconsistent with management’s expectations could have a material impact on the Company’s consolidated financial position, results of operations, and cash flows. The Company believes that it has adequately provided for reasonably foreseeable outcomes in connection with the resolution of income tax uncertainties. However, the Company’s results have in the past and could in the future include adjustments to its estimated tax liabilities in the period a determination of such estimated tax liability is made or resolved, upon filing of an amended return, upon change in facts, circumstances, or interpretation, or upon the expiration of statutes of limitation. Accordingly, the effective tax rate could fluctuate materially from period to period.

(q)	Segment Information

The Company operates in one segment: the development, marketing, and sale of wireless test solutions for developers and marketers of branded wireless products.

(r)	Recently Issued Accounting Standards

In January 2010, the FASB issued updated guidance related to fair value measurements and disclosures, which requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. In addition, in the reconciliation for fair value measurements using significant unobservable inputs, or Level 3, a reporting entity should disclose separately information about purchases, sales, issuances and settlements (that is, on a gross basis rather than one net number). The updated guidance also requires that an entity should provide fair value measurement disclosures for each class of assets and liabilities and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 and Level 3 fair value measurements. The updated guidance is effective for interim or annual financial reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of the updated guidance is not expected to have a material impact on the Company consolidated financial position, results of operations or cash flows.

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LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(3)	Investments and Fair Value Measurements

The carrying amounts of the Company’s cash and cash equivalents approximate their respective fair values due to their relatively short maturities.

The following is a summary of the Company’s investments:

	December 31, 2010
	Cost	Gross unrealized gain	Gross unrealized loss	Estimated fair value
U.S. government agencies	$3,499,801	110	(569)	3,499,342
Corporate bonds and notes	2,868,136	—	(974)	2,867,162

Total short-term investments	$6,367,937	110	(1,543)	6,366,504

	June 30, 2011 (unaudited)
	Cost	Gross unrealized gain	Gross unrealized loss	Estimated fair value
U.S. government agencies	$21,367,722	3,846	(7,873)	21,363,695
Corporate bonds and notes	7,006,097	177	—	7,006,274

Total short-term investments	$28,373,819	4,023	(7,873)	28,369,969

U.S. government agencies	$999,910	35	—	999,945

Total long term investments	$999,910	35	—	999,945

The contractual maturities of investments held at December 31, 2010 and June 30, 2011 are as follows:

	December 31, 2010		June 30, 2011 (unaudited)
	Cost	Estimated fair value	Cost	Estimated fair value
Due within one year	$6,367,937	6,366,504	28,373,819	28,369,969
Due after one year through 2 years	—	—	999,910	999,945

Total	$6,367,937	6,366,504	29,373,729	29,369,914

14	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Estimated fair values were determined for each individual security in the investment portfolio. The declines in value of these investments are primarily related to changes in interest rates and are considered to be temporary in nature.

The following table represents the Company’s investments’ gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2010.

	December 31, 2010
	Less than 12 months		12 months or greater		Total
	Estimated fair value	Gross unrealized loss	Estimated fair value	Gross unrealized loss	Estimated fair value	Gross unrealized loss
U.S. government agencies	$2,099,120	(569)	—	—	2,099,120	(569)
Corporate bonds and notes	1,368,375	(974)	—	—	1,368,375	(974)

Total investments	$3,467,495	(1,543)	—	—	3,467,495	(1,543)

As of December 31, 2010, there were six out of eleven investment securities that had unrealized losses.

The following table represents the Company’s investments’ gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of June 30, 2011.

	June 30, 2011 (unaudited)
	Less than 12 months		12 months or greater		Total
	Estimated fair value	Gross unrealized loss	Estimated fair value	Gross unrealized loss	Estimated fair value	Gross unrealized loss
U.S. government agencies	$13,765,691	(7,873)	—	—	13,765,691	(7,873)
Corporate bonds and notes	—	—	—	—	—	—

Total investments	$13,765,691	(7,873)	—	—	13,765,691	(7,873)

As of June 30, 2011 (unaudited), there were thirteen out of twenty-seven investment securities that had unrealized losses.

Substantially all the Company’s available-for-sale investments are investment grade government and corporate bonds and notes. The Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its amortized costs.

15	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, Financial Accounting Standards Board Accounting Standards Codification (ASC) 820 established a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 observable inputs such as quoted prices in active markets

•	Level 2 inputs other than the quoted prices in active markets that are observable either directly or indirectly

•	Level 3 unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

On a recurring basis, the Company measures certain financial assets and liabilities at fair value.

The Company’s financial instruments are classified within Level 1 and Level 2 of the fair value hierarchy. Level 1 financial instruments, valued based on quoted market prices in active markets, include money market securities. Level 2 financial instruments, valued based on other observable inputs, include U.S. government agencies, corporate bonds and notes. To the extent deemed necessary, the Company may also obtain nonbinding market quotes to corroborate the estimated fair values reflected in its investment brokerage/custodial statements.

The following tables represent the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and June 30, 2011:

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents:
Money market funds	$12,050,802	—	—	12,050,802

Short-term investments:
U.S. government agencies	—	3,499,342	—	3,499,342
Corporate bonds and notes	—	2,867,162	—	2,867,162

	—	6,366,504	—	6,366,504

	$12,050,802	6,366,504	—	18,417,306

16	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	June 30, 2011 (unaudited)
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents:
Money market funds	$5,549,089	—	—	5,549,089
Short-term investments:
U.S. government agencies	—	21,363,695	—	21,363,695
Corporate bonds and notes	—	7,006,274	—	7,006,274

	—	28,369,969	—	28,369,969

Long term investments:
U.S. government agencies	—	999,945	—	999,945

	$5,549,089	29,369,914	—	34,919,003

(4)	Balance Sheet and Statement of Operations Details

(a)	Allowance for Doubtful Accounts

The following table summarizes the activity related to the allowance for doubtful accounts

	Balance at beginning of the period	Changes in provision	Write-Offs	Balance at end of period
December 31, 2010	$71,732	(492)	—	71,240
June 30, 2011 (unaudited)	71,240	(41,546)	—	29,694

(b)	Inventories

Inventories are as follows:

	December 31, 2010	June 30, 2011 (unaudited)
Components and subassemblies	$671,867	772,467
Finished goods	4,738,647	7,581,470

	5,410,514	8,353,937
Inventory reserve	(715,613)	(809,664)

	$4,694,901	7,544,273

17	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(c)	Prepaid and Other Current Assets

	December 31, 2010	June 30, 2011 (unaudited)
Prepaid income taxes	$2,528,629	2,576,374
Receivable from contract manufacturer	205,559	175,279
Interest receivable	33,531	115,407
Other prepaid expenses	168,727	439,764
Other current assets	227,520	229,029

	$3,163,966	3,535,853

(d)	Property and Equipment, Net

Property and equipment net, consists of the following:

	December 31, 2010	June 30, 2011 (unaudited)
Laboratory equipment	$2,887,122	3,223,213
Leasehold improvements	1,263,946	1,901,070
Computer equipment and software	1,243,690	1,491,678
Furniture, fixtures, and equipment	590,043	692,717

	5,984,801	7,308,678
Less accumulated depreciation and amortization	(3,096,762)	(3,671,283)

	$2,888,039	3,637,395

Depreciation expense for property and equipment was $836,160, $373,286 and $574,521 for the year ended December 31, 2010, and for the six months ended June 30, 2010 (unaudited), and June 30, 2011 (unaudited), respectively.

(e)	Accrued Liabilities

Accrued liabilities are as follows:

	December 31, 2010	June 30, 2011 (unaudited)
Accrued compensation and related taxes	$2,556,002	3,962,883
Accrued rebates	—	2,752,149
Accrued commission to outside representatives	528,869	619,253
Accrued warranty	164,444	231,398
Deferred rent	174,340	186,640
Other accruals	1,380,133	1,050,538

	$4,803,788	8,802,861

18	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In 2011, the Company entered into a rebate program with one of its customers. Under the terms of the program, the Company will issue a cash rebate related to two specific orders. The rebate is earned as the orders are shipped and is payable, upon customer request, once the orders have been paid in full. As of June 30, 2011, the orders have been fulfilled for a rebate amount of $2,752,149 (unaudited). The rebate was recorded as a reduction of revenue when earned. No further amount can be earned under this program.

(f)	Other Income (Expense), Net

Other income (expense), net is as follows:

	Year ended December 31,	Six months ended June 30,
	2010	2010	2011
		(Unaudited)
Interest income	$17,951	6,533	33,032
Gain (loss) on foreign exchange rate	(11,558)	(38,833)	32,823
Interest expense	(2,658)	(1,873)	(98)
Gain (loss) on disposal of property and equipment	(2,910)	13	—
Other income (expense)	24,557	(1,938)	179

	$25,382	(36,098)	65,936

(5)	Commitments and Contingencies

(a)	Leases and Purchase Commitments

The Company leases office facilities, under noncancelable operating leases with various expiration dates through 2014. Rent expense for the year ended December 31, 2010 and the six months ended June 30, 2010 (unaudited), and June 30, 2011 (unaudited) was $1,186,019, $516,893, and $714,294, respectively. The terms of the facility leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred, but not paid.

19	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table summarizes the Company’s contractual obligations and estimated commercial commitments as of December 31, 2010 and the effect such obligations are expected to have on liquidity in future periods:

	Payments due by fiscal period
	2011	2012	2013	2014	2015	Total
Operating leases	$1,567,961	1,755,554	319,542	40,322	—	3,683,379
Inventory purchase commitments	13,011,315	—	—	—	—	13,011,315
Other purchase commitments – recognized	641,863	—	—	—	—	641,863
Other purchase commitments – unrecognized	1,239,435	—	—	—	—	1,239,435

	$16,460,574	1,755,554	319,542	40,322	—	18,575,992

The following table summarized the Company’s contractual obligations and estimated commercial commitments as of June 30, 2011 (unaudited) and the effect such obligations are expected to have on liquidity in future periods:

	Payments due by fiscal period
	2011	2012	2013	2014	2015	Total
Operating leases	$891,027	1,768,671	324,587	40,322	—	3,024,607
Inventory purchase commitments	31,693,793	—	—	—	—	31,693,793
Other purchase commitments – recognized	270,259	—	—	—	—	270,259
Other purchase commitments – unrecognized	1,461,694	—	—	—	—	1,461,694

	$34,316,773	1,768,671	324,587	40,322	—	36,450,353

The Company has a Manufacturing Services Agreement (Agreement) with a contract manufacturer (CM). The Agreement allows the CM to procure long lead-time component inventory on the Company’s behalf based upon a rolling production forecast and purchase orders provided by the Company. The Company is obligated to the purchase of long lead-time component inventory that the CM procures in accordance with the forecast and purchase orders, unless the Company gives notice of order cancellation outside of applicable component lead-times. The Company does not take ownership of inventory from the CM until the inventory is in finished product form. The CM’s open commitments and inventory on hand at December 31, 2010 and June 30, 2011 (unaudited), based on the Company’s forecasts and purchase orders, were valued at $13,011,315 and $31,693,793, respectively. If the Company does not honor these commitments, the Company may be liable for the contracted price of all such finished products as well as the costs of the CM’s labor.

20	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(b)	Indemnities, Commitments, Guarantees and Contingencies

During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include intellectual property indemnities to the Company’s customers in connection with the sales of its products, indemnities for liabilities associated with the infringement of other parties’ technology based upon the Company’s products, and indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments that the Company could be obligated to make. The Company believes its internal development processes and other policies and practices limit its exposure related to the indemnification provisions of the various agreements that include indemnity provisions. In addition, the Company requires its employees to sign a proprietary information and inventions agreement, assigning the rights to its employees’ development work to the Company. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets. The Company does, however, accrue for losses for any known contingent liability, including those that may arise from indemnification provisions, when future payment is probable and the amount of the loss can be reasonably estimated, in accordance with authoritative guidance.

In addition, the Company indemnifies its officers and directors under the terms of indemnity agreements entered into with them, as well as pursuant to its certificate of incorporation, bylaws and applicable Delaware law. To date, the Company has not incurred any expenses related to these indemnifications.

From time to time, the Company is a party to various legal proceedings and claims arising from the normal course of business activities. Based on current available information, the Company does not expect that the ultimate outcome of any currently pending unresolved matters, individually or in the aggregate, will have a material adverse effect on its financial position, results of operations or cash flows.

(6)	Stockholders’ Equity

(a)	Convertible Preferred Stock

The Company has 12,000,000 shares of preferred stock authorized, which may be issued from time to time in one or more series. The board of directors is authorized to determine the designation of any series, to fix the number of shares, and to alter the rights, preferences, privileges, and the restrictions granted. As part of the recapitalization of the Company in March 2007, the Company issued 10,775,252 shares of Series A Convertible Preferred stock to a third party investor.

21	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The rights, preferences, and privileges of the Series A convertible preferred stock of the Company are as follows:

•

Holders of Series A preferred stock are entitled to receive dividends when and as declared by the board of directors, prior and in preference to payment of any dividends on the common stock of the Company. Such dividends are noncumulative.

•

Holders of Series A preferred stock are entitled to receive, prior and in preference to any distribution to common stockholders, liquidation preferences of $4.64 per share, respectively, plus any declared but unpaid dividends. Upon liquidation, any assets and funds of the Company remaining after payment of liquidation preferences to holders of Series A preferred stock are to be distributed on a pro rata basis among the holders of common stock. A change in control event, as described in the Company’s certificate of incorporation, is considered to be a liquidation event, entitling each holder of Series A preferred stock to receive cash or other property equal to their liquidation preference.

•

Holders of Series A preferred stock have special redemption rights if a fundamental change in the Company is proposed. A fundamental change is broadly defined as a sale, transfer or merger of more than 50% of the Company. If a fundamental change in the Company is proposed, the holders of a majority of the Series A preferred stock, by giving proper notice, may require the Company to redeem all or any portion of the Series A preferred stock at a price per share equal to the liquidation value of the shares plus any declared and unpaid dividends.

•

Each share of preferred stock is convertible at the option of the holder into one share of common stock. Each share of Series A preferred stock shall automatically convert into common stock immediately prior to an initial public offering of the Company with proceeds of at least $75,000,000 and the price per share of at least 200% of the liquidation value in effect immediately prior to the closing of the sale of shares pursuant to an initial public offering.

•	Each holder of Series A preferred stock has voting rights equal to the holders of common stock on an “as if converted” basis.

(b)	Common Stock

Common stockholders are entitled to one vote per share and upon liquidation or dissolution, are entitled to receive all assets available for distribution to common stockholders. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the board of directors, and adjusted to the dividend preference granted to the holders of Series A convertible preferred stock.

22	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of December 31, 2010 and June 30, 2011 (unaudited), the Company had 38,000,000 shares of common stock authorized and had reserved shares of common stock for future issuance as follows:

	December 31, 2010	June 30, 2011 (unaudited)
Stock options outstanding	2,952,737	3,602,987
Awards available for future grant	1,154,951	502,951
Conversion of preferred stock	10,775,252	10,775,252

Reserved for future issuance	14,882,940	14,881,190

(c)	Stock Option Plan

In April 2002, the Company adopted the 2002 Stock Option Plan (the Plan). The Plan provides for the granting of stock options to employees and consultants of the Company. Under the Plan, incentive stock options (ISO) may be granted only to Company employees, including officers and directors, while nonqualified stock options (NSO) may be granted to Company employees, directors and consultants. The Company has reserved 6,704,914 shares of common stock for issuance under the Plan.

Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the board of directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85%, respectively, of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options generally vest over a four year period at a rate of 25% on the first anniversary of the grant date and 1/36th of the remaining options monthly afterward, and are exercisable for a maximum period of ten years after the date of grant.

23	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Stock option activity under the Plan was as follows:

	Awards available for future grant	Number of options outstanding	Weighted average exercise price	Weighted average remaining contractual term (yr)	Total intrinsic value
Balance, January 1, 2010	1,720,312	2,402,462	$2.31	6.75	$2,330,924
Granted	(589,775)	589,775	3.98	—	—
Exercised	—	(15,086)	1.62	—	—
Cancelled	24,414	(24,414)	3.86	—	—

Balance, December 31, 2010	1,154,951	2,952,737	2.63	6.42	6,404,397
Granted (unaudited)	(669,500)	669,500	4.84	—	—
Exercised (unaudited)	—	(1,750)	2.51	—	—
Cancelled (unaudited)	17,500	(17,500)	4.47	—	—

Balance, June 30, 2011 (unaudited)	502,951	3,602,987	3.03	6.65	10,367,837

Options exercisable as of June 30, 2011 (unaudited)	—	1,963,574	2.12	4.76	7,436,839

The weighted average grant date fair value of options granted during the year ended December 31, 2010 and the six months ended June 30, 2011 (unaudited) was $3.98, and $4.84, respectively. The total intrinsic value of options exercised during the year ended December 31, 2010 and the six months ended June 30, 2011 (unaudited) was $18,793, and $5,958, respectively.

At December 31, 2010 and June 30, 2011 (unaudited) the Company estimated fully vested options and options expected to vest to be 2,785,694 and 3,399,242 with an aggregated intrinsic value of $6,198,522 and $10,009,640 having a weighted average exercise price of $2.57 and $2.97 per share and a weighted average remaining contracted term of 6.27 and 6.5 years, respectively.

24	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company estimates the fair value of each option award on the date of grant using the Black-Scholes option pricing model with the assumptions noted in the following table. Expected volatility is based on the historical volatility of a peer group of publicly traded entities. The expected term of options granted is derived from the average midpoint between the vesting period and the contractual term of the option, as described in the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Share-based compensation expense is reduced by estimated forfeitures based on historical experience. The assumptions used to value options granted were as follows:

	December 31, 2010	June 30
		2010	2011
		(Unaudited)
Expected volatility	55-57%	56%	55%
Expected life (in years)	6	6	6
Risk-free weighted average interest rate	1.85-2.80%	2.6-2.8%	2.2-2.5%
Dividend yield	—	—	—
Forfeiture rate	10-11%	11%	9%
Stock price valuation	$2.64-3.98	$2.64	$4.80-5.91

As of December 31, 2010 and June 30, 2011 (unaudited), there was approximately $1,680,320 and $2,665,463 of total unrecognized stock-based compensation costs related to share-based payments granted under the Company’s stock-based compensation plans that will be recognized over a period of approximately three years. Future grants will add to this total, whereas amortization upon vesting of the existing grants will reduce this total.

The options outstanding and exercisable by exercise price at December 31, 2010 were as follows:

Options outstanding				Options vested
Exercise price per share	Number outstanding	Weighted average remaining contractual life (in years)	Weighted average exercise price	Number of shares	Weighted average exercise price
$ 0.005	231,540	1.27	$0.005	231,540	$0.005
0.425	479,246	3.44	0.425	479,246	0.425
1.000	218,626	4.96	1.000	218,626	1.000
1.400	226,000	5.84	1.400	221,000	1.400
2.660	466,550	8.79	2.660	116,638	2.660
3.980	586,275	9.55	3.980	5,359	3.980
4.640	744,500	6.60	4.640	495,500	4.640

	2,952,737			1,767,909

25	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The options outstanding and exercisable by exercise price at June 30, 2011 (unaudited) were as follows:

Options outstanding				Options vested
Exercise price per share	Number outstanding	Weighted average remaining contractual life (in years)	Weighted average exercise price	Number of shares	Weighted average exercise price
$ 0.005	231,540	0.78	$0.005	231,540	$0.005
0.425	479,246	2.95	0.425	479,246	0.425
1.000	218,626	4.46	1.000	218,626	1.000
1.400	225,000	5.35	1.400	225,000	1.400
2.660	466,550	8.29	2.660	125,263	2.660
3.980	580,775	9.14	3.980	116,774	3.980
4.640	732,750	6.21	4.640	567,125	4.640
4.800	645,000	9.64	4.800	—	—
5.910	23,500	9.83	5.910	—	—

	3,602,987			1,963,574

During the year ended December 31, 2010, the Company issued 25,000 shares of common stock to a nonemployee member of the Company’s Board of Directors for settlement of services rendered in fiscal 2009 and accrued as of December 31, 2009, valued in aggregate at $66,001, or $2.64 per share.

During the six month ended June 30, 2011, (unaudited) the Company issued 20,729 shares of common stock to a nonemployee member of the Company’s Board of Directors for settlement of services rendered in fiscal 2010 and accrued as of December 31, 2010, valued in aggregate at $99,499, or $4.80 per share.

(7)	401(k) Profit-Sharing Plan

The Company maintains a qualified 401(k) profit-sharing plan covering eligible employees meeting age requirements and length of service. The plan allows for employee salary deferrals and discretionary employer contributions. The Company is not required to contribute, nor has it contributed, to the plan for any of the periods presented.

(8)	Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer. The Company operates as a single operating segment and has one reportable segment.

26	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company’s net revenue by geography based on its customers’ bill to locations is as follows:

	Year ended		Six months ended June 30
	December 31, 2010		2010		2011
			(Unaudited)
Asia	$41,352,677	48%	$23,985,271	53%	$44,500,777	79%
Europe	1,127,891	1	603,386	2	210,319	—
Other	564,298	1	143,909	—	734,860	1

International	43,044,866	50	24,732,566	55	45,445,956	80
United States	42,947,549	50	20,482,725	45	11,102,091	20

	$85,992,415	100%	$45,215,291	100%	$56,548,047	100%

Sales between geographic areas are at prices that the Company believes are at arm’s length and are eliminated in the consolidated financial statements. International sales represent the combined total of export sales made by the Company’s United States operations and all sales made by the Company’s foreign operations.

The following is a summary of the Company’s net revenue by category:

	Year ended		Six months ended June 30
	December 31, 2010		2010		2011
			(Unaudited)
Products	$83,624,016	97%	$44,080,004	97%	$53,997,569	95%
Services	2,368,399	3	1,135,287	3	2,550,478	5

	$85,992,415	100%	$45,215,291	100%	$56,548,047	100%

Identifiable long-lived assets by geography are as follows:

	December 31, 2010	June 30, 2011 (unaudited)
Asia	$234,914	456,875
Europe	12,004	9,698

Total international	246,918	466,573
United States	2,641,121	3,170,821

	$2,888,039	3,637,394

27	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(9)	Income Taxes

Income (loss) before income taxes is as follows (in thousands):

Year ended December 31, 2010
Domestic	$29,665,928
Foreign	653,087

Total	$30,319,015

Income tax (expense)/benefit presented in the statements of operations consist of the following:

Year ended December 31, 2010
Current:
Federal	$9,421,216
State	1,265,570
Foreign	75,828

Total current	10,762,614

Deferred:
Federal	(553,090)
State	296,213
Foreign	(17,200)

Total deferred	(274,077)

Income tax expense	$10,488,537

28	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Significant components of the Company’s deferred tax assets are as follows:

December 31, 2010
Deferred tax assets and (liabilities):
Reserves and accruals	$2,058,996
Stock-based compensation	129,626

Gross deferred tax assets	2,188,622
Less valuation allowance	—

Deferred tax assets	2,188,622
Depreciation and amortization	(481,933)

Deferred tax assets, net	$1,706,689

Reconciliation between the provision for income taxes computed by applying the U.S. federal tax rate to income before income taxes and the actual provision for income taxes is as follows:

	Year ended December 31, 2010	Six months ended June 30, 2011
U.S. federal rate	35.0%	35.0%
State taxes, net of federal benefit	3.7	1.3
Differences between statutory rate and foreign effective tax rate	(0.1)	(0.6)
Change in valuation allowance	(0.4)	—
Other expenses not deductible for tax purposes	(2.0)	(0.4)
Tax credits	(1.6)	(2.0)

	34.6%	33.3%

The Company has determined that it is more likely than not that the deferred tax assets are realizable in future taxable years, and as such, no valuation allowance against the deferred tax assets was deemed necessary at December 31, 2010. As December 31, 2010, the Company had no net operating loss or research and development credit carryover for federal and California respectively.

In June 2010, the Company and the Internal Revenue Service (IRS) agreed on the results of an examination of the Company’s federal income tax returns for the tax years 2006 and 2007. The examination resulted in immaterial adjustments to the Company 2006 and 2007 returns.

Federal income taxes have not been provided on a small portion of the unremitted earnings of foreign subsidiaries because such earnings are intended to be permanently reinvested. The amount of unremitted earnings as of December 31, 2010 is approximately $164,164.

29	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

There was $736,749 of unrecognized tax benefits as of December 31, 2010 that would affect income tax provision if changed. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

December 31, 2010
Balance at beginning of the year	$701,282
Current year additions	416,580
Decrease of prior years	(381,113)

Ending balance at end of year	$736,749

The Company has adopted the accounting policy that interest and penalties will be classified as a component of the provision for income taxes. As of December 31, 2010, the Company had approximately $33,246 of accrued interest and penalties related to uncertain tax positions.

The Company is subject to taxation in the U.S., various U.S. states and certain foreign jurisdictions. The Company’s federal and California tax returns are subject to examination by tax authorities for tax years 2008 through 2010. The Company does not anticipate any significant changes to the unrecognized tax benefits within twelve months of this reporting date.

(10)	Subsequent Events

In July 2011, one of the Company’s wholly owned Chinese subsidiaries adopted an Appreciation Rights Plan (the AR Plan). The AR Plan provides for the granting of cash-settled rights (Rights) based on the appreciation of the Company’s common stock in excess of an exercise price set at the grant date, with maximum appreciation limited to 100 Chinese RMB per Right. The Company has limited the total number of Rights which may be granted under the AR Plan to 100,000.

Rights may be granted only to employees of the subsidiary, including its officers and directors, and to other service providers to the subsidiary, such as consultants. Rights under the Plan may be granted for periods of up to ten years. Rights generally vest over a four year period, with 25% vesting on first anniversary of the grant date, and the remainder vesting ratably, monthly over the remaining 36 months. The grants are exercisable for a maximum period of ten years after the date of grant.

In August 2011, the Company granted 36,050 Rights to certain of its Chinese employees at an exercise price of 38.19 RMB each. The Rights vest over a four year period, with 25% vesting on first anniversary of the grant date, and the remainder vesting ratably, monthly over the remaining 36 months. At each reporting date, the Company will accrue compensation expense and an offsetting liability based on the fair value of the Rights at that date, and as adjusted for expected forfeiture rates.

In July 2011, the Company entered into a one year software licensing tool agreement with a vendor for $670,000.

30	(Continued)

LITEPOINT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In September 2011, the Company issued 5,000 shares of common stock to a nonemployee member of the Company’s Board of Directors for settlement of services rendered and to be rendered in fiscal 2011, valued in aggregate at $69,450 (unaudited) or $13.89 per share. 2,500 shares were for settlement of services rendered during the six month ended June 30, 2011 and accrued as of June 30, 2011 (unaudited) valued in aggregate at $34,725, or $13.89 per share.

In September 2011, the Company’s Board of Directors authorized a 1,500,000 shares increase in the number of shares reserved under the 2002 Stock Option Plan. This increase is subject to shareholders’ approval to be obtained within the next twelve months.

On September 14, 2011 the Company entered into a plan of merger agreement (Agreement) with Teradyne, Inc. Under the terms of the agreement, upon consummation of the merger, the Company will become a wholly owned subsidiary of Teradyne, Inc. The Company expects the merger to be consummated in October, 2011.

Management has evaluated subsequent events as they might relate to the amounts reported in these consolidated financial statements through October 5, 2011, the date the consolidated financial statements were issued.

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